UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2010 (November 22, 2010)

FIVE STAR QUALITY CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1–16817	04–3516029
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617–796–8387

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐            Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐            Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the board of directors of Five Star Quality Care, Inc., or the Company, held on November 22, 2010, Arthur G. Koumantzelis, one of the Company’s directors, notified the board that he wished to retire from the Company’s board of directors and its various committees.  Mr. Koumantzelis advised the Company that the reasons for his decision were not the result of any disagreement with us.

Pursuant to the recommendation of the Company’s nominating and governance committee, on November 22, 2010, the Company’s board of directors elected Donna D. Fraiche to replace Mr. Koumantzelis on the board of directors and to serve as a director until Mr. Koumantzelis’ term of office would have expired at our 2012 annual meeting of shareholders.  Ms. Fraiche will serve as an independent director and as a member of the audit committee, the nominating and governance committee and the compensation committee.

Ms. Fraiche (age 58), has been a shareholder in the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, one of the 100 largest firms in the United States, since 2004 and is a member of the firm’s Health Law and Public Policy departments. Ms. Fraiche is also Chair of the Louisiana Health Care Commission and has served as Chair of the Board of Trustees of Loyola University, among numerous other business and civic responsibilities.

For her service as a director, Ms. Fraiche will be entitled to the compensation we generally provide to our directors. A summary of our currently-effective director compensation is filed as Exhibit 10.1 to our Current Report on Form 8-K dated May12, 2010 and is incorporated herein by reference.  In connection with her appointment, we entered into an indemnification agreement with Ms. Fraiche, effective as of November 22, 2010, on substantially the same terms as the agreements previously entered into between us and each other director. We have previously filed a representative copy of those indemnification agreements as Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC.

By:	/s/ Travis K. Smith
Travis K. Smith
Vice President

Dated: November 23, 2010